EXHIBIT 16.1



                                                                    May 31, 2006


Office of the Chief Accountant
Securities & Exchange Commission
450 Fifth Street, N.W.
Washington, D.C., 20549

Re: Carsunlimited.Com, Inc.

Dear Sir/Madam:

We have read the form 8-K, dated March 13, 2006, to be filed with the Securities and Exchange Commission by Carsunlimited.Com, Inc. and are in agreement with the statement contained therein.


Very truly yours,

/s/ Bloom & Co., LLP

Bloom & Co., LLP